Filed Pursuant to Rule 424(b)(3)

Registration No. 333-279771

PROSPECTUS SUPPLEMENT NO. 6

(to prospectus dated April 10, 2025)

Medicus Pharma Ltd.

1,115,500 Common Shares Issuable upon the Exercise of Warrants

This prospectus supplement amends and supplements the prospectus dated effective April 10, 2025, as supplemented or amended from time to time (the "Prospectus"), which forms a part of our Registration Statement on Form S-1 (Registration Statement No. 333-279771). This prospectus supplement is being filed to update and supplement the information included or incorporated by reference in the Prospectus with the information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on June 20, 2025 (the "Form 8-K"). Accordingly, we have attached the Form 8-K to this prospectus supplement.

This prospectus supplement updates and supplements the information in the Prospectus and is not complete without, and may not be delivered or utilized except in combination with, the Prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the Prospectus and if there is any inconsistency between the information in the Prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Our common shares and warrants, with an exercise price of $4.64 and expiration date of November 15, 2029 (the "Public Warrants"), are listed on The Nasdaq Capital Market ("Nasdaq") under the symbols "MDCX" and "MDCXW," respectively. On June 18, 2025, the last reported sales prices of the common shares and Public Warrants were $2.58 and $0.80, respectively.

We are an "emerging growth company" under applicable Securities and Exchange Commission rules and are eligible for reduced public company disclosure requirements.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading "Risk Factors" beginning on page 10 of the Prospectus, and under similar headings in any amendment or supplements to the Prospectus.

None of the Securities and Exchange Commission, any state securities commission or the securities commission of any Canadian province or territory has approved or disapproved of the securities offered by this prospectus supplement or the Prospectus or determined if the Prospectus or this prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus supplement is June 20, 2025.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
___________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 17, 2025

MEDICUS PHARMA LTD.
(Exact name of registrant as specified in its charter)

Ontario	001-42408	98-1778211
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

300 Conshohocken State Road, Suite 200
Conshohocken, Pennsylvania, United States 19428
(Address of principal executive offices) (ZIP Code)

Registrant’s telephone number, including area code: (610) 540-7515

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common shares, no par value	MDCX	NASDAQ Capital Market
Warrants, each exercisable for one common share at an exercise price of $4.64 per share	MDCXW	NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b -2 of this chapter).

Emerging growth company ☑

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Third Debenture

As previously disclosed on May 5, 2025 in that certain Current Report on Form 8-K filed by Medicus Pharma Ltd., a company incorporated under the laws of the Province of Ontario, Canada (the "Company"), the Company entered into a securities purchase agreement (the "Purchase Agreement") with YA II PN, Ltd. ("Yorkville") on May 2, 2025, in connection with the issuance and sale by the Company of debentures (the "Debentures") issuable in an aggregate principal amount of up to $5,000,000. Yorkville purchased and the Company issued a Debenture in aggregate principal amount of $1,250,000 upon the signing of the Purchase Agreement, for net proceeds to the Company of $1,125,000. As previously disclosed in that certain Current Report on Form 8-K filed by the Company on June 2, 2025, Yorkville purchased and the Company issued a second Debenture in aggregate principal amount of $1,250,000 upon the achievement of certain triggers in the Purchase Agreement, for net proceeds to the Company of $1,125,000. On June 17, 2025, Yorkville purchased and the Company issued a third Debenture in aggregate principal amount of $2,500,000, such amount being the remaining amount available pursuant to the Purchase Agreement, for net proceeds to the Company of $2,250,000, and aggregate net proceeds to the Company of $4,500,000 for the issuance of three Debentures in the total aggregate principal amount of $5,000,000. The Debentures are guaranteed by each of the Company's subsidiaries pursuant to a global guaranty agreement (the "Guaranty"). Interest will accrue on the outstanding principal amount of each Debenture at an annual rate of 8.00%, subject to a potential increase to 18.00% per annum upon the occurrence of certain events of default. The Debentures will mature on February 2, 2026.

The foregoing descriptions of the Purchase Agreement, Guaranty and Debentures do not purport to be complete and are qualified in their entirety by reference to the full text of such documents, and with respect to the Debentures, a form thereof, which were filed as Exhibits 10.1, 10.2 and 4.1, respectively, to that certain Current Report on Form 8-K filed by the Company on May 5, 2025, and are incorporated herein by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information contained in Item 1.01 of this Current Report on Form 8-K is incorporated by reference herein in its entirety.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
4.1*	Form of Debenture (incorporated herein by reference to Exhibit 4.1 to the Company's Current Report on Form 8-K, filed on May 5, 2025).
10.1*	Securities Purchase Agreement, by and between Medicus Pharma Ltd. and YA II PN, Ltd., dated May 2, 2025 (incorporated herein by reference to Exhibit 10.1 to the Company's Current Report on Form 8-K, filed on May 5, 2025).
10.2*	Global Guaranty Agreement, by and among the subsidiaries of Medicus Pharma Ltd. set forth in Schedule I thereto, dated May 2, 2025 (incorporated herein by reference to Exhibit 10.2 to the Company's Current Report on Form 8-K, filed on May 5, 2025).
104	Cover Page Interactive Data File (formatted as Inline XBRL document).

*	Previously filed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

MEDICUS PHARMA LTD.

By:	/s/ Raza Bokhari
Name:	Dr. Raza Bokhari
Title:	Executive Chairman and Chief Executive Officer

Dated: June 20, 2025